                                                                    Exhibit 99.1

                    [Horace Mann Educators Corporation logo]

                                                    Dwayne D. Hallman
                                                    Senior Vice President -
                                                      Finance
                                                    Horace Mann Educators
                                                      Corporation
                                                    (217) 788-5708
                                                    www.horacemann.com

                           HORACE MANN REPORTS RESULTS
                                FOR THIRD QUARTER

SPRINGFIELD, Ill., October 30, 2003 -- Horace Mann Educators Corporation (NYSE:HMN) today reported net losses of $14.3 million (34 cents per share) and $4.1 million (10 cents per share) for the three and nine months ended September 30, 2003, respectively, driven by adverse development and strengthening of property and casualty reserves. These results compare to net income of $0.6 million (2 cents per share) and a net loss of $2.2 million (5 cents per share) for the three and nine month periods ended September 30, 2002. Included in the current year net losses were net realized gains on securities of $7.2 million ($4.7 million after tax, or 10 cents per share) and $4.7 million ($3.1 million after tax, or 6 cents per share) for the third quarter and first nine months of 2003, compared to net realized losses of $13.2 million ($8.6 million after tax, or 20 cents per share) and $51.9 million ($33.8 million after tax, or 81 cents per share) for the comparable periods a year earlier. In 2002, net income also included charges for restructuring, debt retirement and class action litigation which totaled $3.4 million ($2.2 million after tax, or 6 cents per share) and $7.3 million ($4.7 million after tax, or 12 cents per share) for the three and nine months, respectively. All per-share amounts are stated on a diluted basis.

As previously announced, the company's earnings for the quarter ended September 30, 2003 were negatively affected by approximately 57 cents per share due to adverse prior years' development and strengthening of property and casualty claims reserves. Included in this amount was $30.1 million pretax of adverse prior years' development, which primarily related to voluntary automobile liability claims from the 2001 and 2002 accident years. The company also strengthened current accident year reserves by approximately $8 million pretax in the third quarter. Total property and casualty reserves were $308.0 million as of September 30, 2003.

As disclosed in the Form 8-K issued on October 28, 2003 immediately following the company's earnings pre-announcement conference call, the high level of property and casualty paid and case reserve activity on older bodily injury claims that was observed in the second quarter of 2003 continued in the third quarter -- across all prior accident years -- as the company's new claims organization intensified their efforts to bring older claims files up to date. Furthermore, the acceleration of claim disposition rates extended into the current quarter, as the new organization also moved to reduce the backlog of older claims and handle current claims on a timely basis. These actions resulted in a continuation in the third quarter of the high level of adverse reserve development experienced in the second quarter of 2003.

"As I mentioned earlier this week, we are obviously disappointed in the persistent and accelerated levels of adverse prior years' development, which have become more fully revealed as we have introduced new claims processes in 2003," said Louis G. Lower II, President and Chief Executive Officer. "We have retained independent property and casualty actuarial and claims consultants from Deloitte & Touche to conduct a review of our claims operations and reserving processes. This will include a review of claim files and claim handling processes and procedures (including case reserving and establishment of supplemental and IBNR reserves) and will help us understand the continuing adverse reserve development as well as give us perspective on future expectations and reserving implications. Completion of this independent review is targeted for January 2004. While further adjustments to our reserves may be necessary based on this study, our September 30 held reserves of $308 million have been established toward what we, and our independent advisors, believe to be the high end of a reasonable range."

In the third quarter, the company revised its estimated annual effective income tax rate for 2003 to approximately 3 percent compared to the prior estimate of approximately 26 percent, reflecting the property and casualty net loss recorded in the current period.

Net income comparisons to the prior year were adversely impacted by severe weather experienced in the current period, as further described below. In addition, net income continued to be negatively impacted by lower interest rates and decreases in investment income related to investment credit issues experienced in 2002. These negative prior year comparisons were partially offset by the impact of property and casualty rate increases on earned premiums and the company's restructuring of its Massachusetts automobile business.

"As previously announced, we are reducing our guidance for 2003 net income before realized investment gains and losses to 30 cents to 40 cents per share for the full year, primarily reflecting the adverse development and strengthening of property and casualty reserves," said Lower.

Results of Operations
The company's core lines premiums written and contract deposits increased 12 and 8 percent compared to the third quarter and first nine months of 2002, respectively, resulting from rate increases in the property and automobile lines and notable growth in new annuity deposits in the third quarter.

"Sales for the current quarter increased 34 percent compared to the prior year, with automobile new premiums up 9 percent and all other core lines growing at double digit rates. Year to date total sales have increased 12 percent, two thirds of which was from the increasing momentum in our independent distribution of annuities," Lower said. "The combination of our independent and career agent channels produced a significant 52 percent surge in annuity sales for the quarter. Our career agency force increased 3 percent from a year ago to 899 with positive gains in productivity for the quarter."

        Property and Casualty

Written premiums for voluntary property and casualty insurance increased 7 percent in both the current quarter and the nine months. The growth was a result of increases in average written premium per policy of approximately 5 percent for automobile and 14 percent for homeowners compared to the first nine months of 2002. Excluding Massachusetts, the number of automobile policies in force increased slightly compared to a year earlier, while homeowners policies in force decreased by 2 percent. In the current periods, involuntary automobile premiums were negatively impacted by an adjustment to anticipated premiums from state reinsurance facilities.

For the third quarter of 2003, the property and casualty segment recorded a net loss of $22.1 million, compared to net income of $5.6 million for the same period in 2002. Horace Mann's property and casualty statutory combined ratio was
124.8 percent for the third quarter of 2003, compared to 102.3 percent a year earlier. For the nine months, the property and casualty segment net loss was $20.0 million and the combined ratio was 111.5 percent, compared to net income of $16.1 million and a combined ratio of 103.3 percent a year earlier. In 2002, the combined ratio reflected the impact of restructuring charges which represented 2.9 and 1.1 percentage points for the third quarter and nine months, respectively, as well as class action litigation charges which represented 0.4 percentage points for the nine months. The property and casualty statutory expense ratio of 22.7 percent for the first nine months of 2003 was 1 percentage point lower than last year primarily as a result of the non-recurring charge related to the restructure of the property and casualty claims operation which was recorded in 2002.

The 2003 property and casualty results included adverse prior years' loss reserve development, representing 23.0 percentage points of the combined ratio, or $30.1 million pretax, in the third quarter and 11.1 percentage points, or $44.3 million pretax, for the nine months. Development of prior years' reserves decreased 2002 property and casualty pretax earnings $6.3 million and $7.2 million for the third quarter and first nine months, respectively. Compared to last year, the higher level of weather-related catastrophe losses represented an increase in the combined ratio of approximately 4 and 5 percentage points for the quarter and nine months, respectively; non-catastrophe weather losses further increased the ratio by approximately 1 percentage point for the nine months.

Third quarter 2003 catastrophe losses of $5.7 million pretax were $4.0 million greater than the same period last year, and somewhat higher than expected levels. Claims from Hurricane Isabel, primarily in the homeowners line, represented $4.0 million of the current quarter losses. Compared to the first nine months of 2002, the increase in losses from weather-related catastrophes decreased pretax income $13.2 million. Non-catastrophe weather-related losses for the nine months were approximately $6.0 million pretax greater in 2003 compared to the prior year, although they were approximately $1.0 million lower in the third quarter.

The voluntary automobile statutory loss ratio for the third quarter of 2003 was
107.3 percent, an increase of 34.5 percentage points compared to 72.8 percent for the same period in 2002. The current period included 27.6 percentage points due to adverse development of prior years' reserves, compared to a 4.2 percentage point impact in the prior year. For the first nine months of 2003, the voluntary automobile statutory loss ratio was 88.5 percent and included 14.8 percentage points of adverse prior years' development.

The property statutory loss ratio of 87.7 percent for the first nine months of 2003 increased 3.9 percentage points from the same period in 2002. Higher catastrophe losses in the current period accounted for a 10.2 percentage point increase in the loss ratio compared to the prior year while non-catastrophe weather losses increased the ratio by approximately 3 percentage points.

     Annuity

New annuity deposits increased 26 percent in the current quarter. The nine month growth of 12 percent primarily reflected a 42 percent increase in new single premium and rollover deposits. New scheduled annuity deposits decreased 4 percent compared to the first nine months of 2002. At September 30, 2003, retention of fixed and variable accumulated annuity deposits for the prior 12 months was 95 percent and 92 percent, compared to 94 percent and 93 percent, respectively, a year earlier. The number of annuity contracts outstanding increased 4 percent over that 12 month period.

New annuity sales by Horace Mann agents increased 13 percent and 5 percent in the quarter and nine months, respectively, compared to the prior year. Total annuity sales increased 52 percent for the quarter and 17 percent for the nine months, including Horace Mann's independent agent distribution initiative. Ongoing production from independent agents has shown steady sequential growth for each month in 2003, with strong growth in the third quarter.

Annuity segment net income was $2.9 million for the third quarter of 2003, a slight decrease compared to the same period in 2002, while nine month net income was $8.7 million in the current year and $12.3 million a year earlier. Net income in 2002 benefited from a reduction in federal income taxes, due to an updated estimate of the 2002 tax rate. On a pretax basis, income increased $1.9 million compared to the third quarter of 2002 and decreased $3.7 million compared to the first nine months. Current period earnings were adversely impacted by a reduction in the pretax net interest margin of $1.0 million for the quarter and $5.5 million for the nine months, reflecting lower investment income due to lower interest rates and investment credit issues in 2002. Valuation of annuity segment deferred acquisition costs and value of acquired insurance in force at September 30, 2003 resulted in decreases in pretax amortization of $0.2 million for the current quarter and $0.1 million for the nine months. Similar valuations a year earlier increased pretax amortization $1.8 million for the quarter and $1.2 million for the nine months. A decrease in reserves for guaranteed minimum death benefits (GMDB) increased pretax income by $0.1 million and $0.3 million in the third quarter and nine months, respectively, compared to a decrease in pretax income of $0.4 million and $0.7 million for the third quarter and nine months in 2002. For the current quarter, fee income related to variable annuity deposits increased $0.4 million compared to last year due primarily to favorable equity market performance over the preceding six months. On a year-to-date basis, fee income was slightly below the nine months ended September 30, 2002.

     Life

Life segment insurance premiums and contract deposits for the quarter and nine months were comparable to the same periods a year earlier. Life policies and insurance in force decreased compared to a year ago; however insurance in force was comparable to December 31, 2002.

Life segment net income of $2.1 million for the quarter and $9.6 million for the nine months declined $2.3 million and $3.9 million compared to the respective prior year periods, reflecting declines in investment income and an increase in mortality costs. Valuation of life segment deferred acquisition costs at September 30, 2003 resulted in an increase in pretax amortization of $0.2 million for the current quarter bringing the nine month impact to zero. A similar valuation in 2002 resulted in reductions in pretax amortization of $0.3 million and $0.9 million for the quarter and nine months.

Realized Investment Gains and Losses

In 2003, pretax realized investment gains were $7.2 million and $4.7 million for the quarter and nine months, respectively. In the current quarter, impairment of one security in the amount of $1.2 million pretax was more than offset by gains from portfolio transactions. Impairment charges totaled $9.3 million pretax for the nine months ended September 30, 2003. In 2002, the company recorded impairment charges, largely related to fixed income securities of companies in the communications sector, which represented the primary component of the $13.2 million and $51.9 million pretax realized investment losses for the third quarter and nine months, respectively.

Total shares outstanding on September 30, 2003 and 2002 were 42,721,940 and 40,853,319, respectively. The company has not repurchased shares of its common stock since the third quarter of 2000.

Book value per share was $12.47 at September 30, 2003, an increase of 5 percent compared to 12 months earlier, including the effects of unrealized investment gains and losses. Excluding unrealized investment gains and losses, book value per share decreased 2 percent compared to September 30, 2002. Return on equity based on net income was 2 percent for the twelve months ended September 30, 2003.

Horace Mann -- the largest national multiline insurance company focusing on educators' financial needs -- provides retirement annuities, life insurance, property/casualty insurance, and other financial solutions. Founded by educators for educators in 1945, the company is headquartered in Springfield, Ill. Horace Mann is publicly traded on the New York Stock Exchange as HMN. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. Information concerning factors that could cause actual results to differ materially from those in forward-looking statements is contained from time to time in the company's public filings with the Securities and Exchange Commission.

                                      # # #

                        HORACE MANN EDUCATORS CORPORATION
                        Digest of Earnings and Highlights
                  (Dollars in Millions, Except Per Share Data)

                                                             Quarter Ended                        Nine Months Ended
                                                              September 30,                           September 30,
                                                         ----------------------               ------------------------
                                                         2003         2002       % Change        2003         2002      % Change
                                                         ----         ----       --------        ----         ----      --------
DIGEST OF EARNINGS

Net income (loss)                                         ($14.3)       $  0.6                     ($4.1)       ($2.2)

Net income (loss) per share:
    Basic                                                 ($0.34)       $ 0.02                    ($0.10)      ($0.05)
    Diluted                                               ($0.34)       $ 0.02                    ($0.10)      ($0.05)

Weighted average number of shares and equivalent shares:
    Basic                                                   42.7          40.8                      42.7         40.8
    Diluted                                                 42.9          41.0                      42.9         41.2


HIGHLIGHTS

Operations

Insurance premiums written
    and contract deposits
       Core lines                                         $250.0        $224.1        11.6%     $  704.0    $   653.8         7.7%
       Total                                               251.4         232.7         8.0%        705.7        663.0         6.4%

Return on equity (A)                                                                                 1.8%         0.6%

Property & Casualty statutory
    combined ratio (B)                                     124.8%        102.3%                    111.5%       103.3%

Property & Casualty statutory combined
    ratio before catastrophes (B)                          120.5%        101.0%                    106.7%       101.7%

Experienced agents                                                                                   498          512        -2.7%
Financed agents                                                                                      401          357        12.3%
    Total agents                                                                                     899          869         3.5%

Additional Per Share Information

Dividends paid                                            $0.105        $0.105           -      $  0.315    $   0.315           -

Book value (C)                                                                                  $  12.47    $   11.93         4.5%


Financial Position

Total assets                                                                                    $5,295.9    $ 4,842.1         9.4%
Short-term debt                                                                                        -            -
Long-term debt                                                                                     144.7        187.7
Total shareholders' equity                                                                         532.8        487.3         9.3%


(A) Based on 12-month net income and average quarter-end shareholders' equity.
(B) Consistent with management's evaluation of the property and casualty operations, the combined ratio, which is the sum of the loss ratio and the expense ratio, is computed based on financial information prepared in accordance with statutory accounting principles and as reported to state insurance departments. Expenses are divided by net written premiums. Statutory expenses differ from GAAP expenses primarily with regard to policy acquisition costs, which are not deferred and amortized for statutory purposes, but rather recognized as incurred. The sum of losses and loss adjustment expenses incurred is divided by net earned premiums. Property and casualty statutory net written premiums and net earned premiums differ from the comparable GAAP amounts primarily with regard to the classification of certain service fees and escrowed amounts.
(C) Before the market value adjustment for investments, book value per share was $10.07 at September 30, 2003 and $10.25 at September 30, 2002. Ending shares outstanding were 42,721,940 at September 30, 2003, 42,691,244 at December 31, 2002 and 40,853,319 at September 30, 2002.

                        HORACE MANN EDUCATORS CORPORATION
               Statements of Operations and Income Reconciliations
                  (Dollars in Millions, Except Per Share Data)

                                                           Quarter Ended                           Nine Months Ended
                                                            September 30,                              September 30,
                                                      -------------------------                  ------------------------
                                                         2003         2002       % Change           2003         2002      % Change
                                                         ----         ----       --------           ----         ----      --------
STATEMENTS OF OPERATIONS

Insurance premiums written
    and contract deposits (A)                             $251.4        $232.7        8.0%           $705.7       $663.0        6.4%
Insurance premiums and
    contract charges earned (A)                           $158.3        $155.6        1.7%           $478.0       $465.5        2.7%
Net investment income                                       45.4          47.6       -4.6%            138.5        147.6       -6.2%
Realized investment gains (losses)                           7.2         (13.2)                         4.7        (51.9)

       Total revenues                                      210.9         190.0       11.0%            621.2        561.2       10.7%


Benefits, claims and settlement expenses                   148.4         112.9                        388.6        338.2
Interest credited                                           25.9          24.5                         76.8         73.1
Policy acquisition expenses amortized                       16.7          16.9                         50.3         45.8
Operating expenses                                          32.6          32.3        0.9%             99.2         96.3        3.0%
Amortization of intangible assets                            2.3           1.9                          4.8          4.6
Interest expense                                             1.6           2.3                          4.7          6.7
Restructuring charges (adjustments)                         (0.4)          4.2                         (0.4)         4.2
Debt retirement costs (gains)                                  -          (0.8)                           -          1.5
Litigation charges                                             -             -                            -          1.6

       Total benefits, losses and expenses                 227.1         194.2       16.9%            624.0        572.0        9.1%


Income (loss) before income taxes                          (16.2)         (4.2)                        (2.8)       (10.8)
    Income tax expense (benefit)                            (1.9)         (4.8)                         1.3         (8.6)

Net income (loss)                                         ($14.3)         $0.6                        ($4.1)       ($2.2)


(A) Effective December 31, 2001, Horace Mann ceased writing automobile insurance policies in Massachusetts. See footnote (A) on page 3 for quantification.

                        HORACE MANN EDUCATORS CORPORATION
                       Supplemental GAAP Consolidated Data
                              (Dollars in Millions)

                                                            Quarter Ended                           Nine Months Ended
                                                             September 30,                              September 30,
                                                      -------------------------                  ------------------------
                                                         2003         2002       % Change           2003         2002      % Change
                                                         ----         ----       --------           ----         ----      --------
Analysis of Premiums Written
    and Contract Deposits

Automobile and property (voluntary) (A)                   $145.2        $135.8        6.9%           $410.2       $382.1        7.4%

Annuity deposits                                            78.0          61.8       26.2%            212.3        190.2       11.6%

Life insurance                                              26.8          26.5        1.1%             81.5         81.5           -

       Subtotal - core lines                               250.0         224.1       11.6%            704.0        653.8        7.7%

Involuntary and other property & casualty (A)                1.4           8.6                          1.7          9.2

       Total (A)                                           251.4         232.7        8.0%            705.7        663.0        6.4%
       Total, excluding Massachusetts automobile (A)       251.4         232.5        8.1%            705.7        661.6        6.7%


Analysis of Net Income (Loss)

Property & Casualty
    Before catastrophes                                   ($18.4)       $  6.7                        ($7.6)      $ 20.0
    Catastrophe losses, after tax                           (3.7)         (1.1)                       (12.4)        (3.9)

       Total Property & Casualty                           (22.1)          5.6                        (20.0)        16.1

Annuity                                                      2.9           3.1       -6.5%              8.7         12.3      -29.3%

Life                                                         2.1           4.4      -52.3%              9.6         13.5      -28.9%

Corporate and other (B)                                      2.8         (12.5)                        (2.4)       (44.1)

          Net income (loss)                                (14.3)          0.6                         (4.1)        (2.2)


(A) Effective December 31, 2001, Horace Mann ceased
    writing automobile insurance policies in
    Massachusetts. This business represented the
    following amounts for the periods indicated:
       Premiums written
          Voluntary automobile and core lines                  -             -                            -            -
          Total                                                -        $  0.2                            -       $  1.4
       Premiums earned
          Voluntary automobile and core lines                  -           1.9                            -          9.3
          Total                                                -           3.3                       $  0.2         14.3
       Policies in force (in thousands)
          Voluntary automobile                                                                            -            6
(B) The Corporate and Other segment includes interest
    expense on debt and the impact of realized
    investment gains and losses and other reconciling
    items to net income (loss). The Company does not
    allocate the impact of corporate level
    transactions to the insurance segments consistent
    with management's evaluation of the results of
    those segments. See detail for this segment on
    page 5.

                        HORACE MANN EDUCATORS CORPORATION
                     Supplemental Business Segment Overview
                              (Dollars in Millions)

                                                                   Quarter Ended                     Nine Months Ended
                                                                   September 30,                       September 30,
                                                                 -----------------               ---------------------
                                                                  2003      2002    % Change      2003         2002      % Change
                                                                  ----      ----    --------      ----         ----      --------
Property & Casualty

Premiums written (A)                                             $146.6    $144.4       1.5%     $411.9       $391.3         5.3%
Premiums earned (A)                                               130.3     130.2       0.1%      395.7        386.8         2.3%
Net investment income                                               7.9       8.0      -1.3%       23.9         26.4        -9.5%
Losses and loss adjustment expenses                               135.5     101.2                 353.0        305.7
Operating expenses (includes policy acquisition expenses
  amortized)                                                       30.7      30.7                  93.3         87.9
Income (loss) before tax                                          (28.0)      6.3                 (26.7)        19.6
Net income (loss)                                                 (22.1)      5.6                 (20.0)        16.1

Net investment income, after tax                                    6.6       6.3       4.8%       19.6         20.2        -3.0%

Catastrophe losses, after tax                                       3.7       1.1                  12.4          3.9

Statutory operating statistics (B):
  Loss and loss adjustment expense ratio                          103.6%     77.7%                 88.8%        79.6%
  Expense ratio                                                    21.2%     24.6%                 22.7%        23.7%
  Combined ratio                                                  124.8%    102.3%                111.5%       103.3%
    Expense ratio impact of restructuring charges (C)                 -       2.9%                    -          1.1%
    Impact of litigation charges (D)                                  -         -                     -          0.4%

  Combined ratio before catastrophes                              120.5%    101.0%                106.7%       101.7%

Automobile and property detail:
  Premiums written (voluntary) (A)                               $145.2    $135.8       6.9%     $410.2       $382.1         7.4%
    Automobile (A)                                                101.9      96.8       5.3%      298.2        281.3         6.0%
    Property                                                       43.3      39.0      11.0%      112.0        100.8        11.1%

  Premiums earned, including Massachusetts (voluntary)(A)         134.8     126.5       6.6%      396.0        376.7         5.1%
  Premiums earned, excluding Massachusetts (voluntary)(A)         134.8     124.6       8.2%      396.0        367.4         7.8%
    Automobile, excluding Massachusetts (A)                        98.6      92.0       7.2%      290.6        271.9         6.9%
    Automobile, including Massachusetts (A)                        98.6      93.9       5.0%      290.6        281.2         3.3%
    Property                                                       36.2      32.6      11.0%      105.4         95.5        10.4%

  Policies in force (voluntary) (in thousands) (A)                                                  852          863        -1.3%
    Automobile, excluding Massachusetts (A)                                                         574          573         0.2%
    Automobile, including Massachusetts (A)                                                         574          579        -0.9%
    Property                                                                                        278          284        -2.1%

  Voluntary automobile statutory operating statistics (B):
    Loss and loss adjustment expense ratio                        107.3%     72.8%                 88.5%        76.8%
    Expense ratio                                                  22.6%     26.7%                 23.0%        24.3%
    Combined ratio                                                129.9%     99.5%                111.5%       101.1%
       Expense ratio impact of restructuring charges (C)              -       3.4%                    -          1.2%
       Impact of litigation charges (D)                               -         -                     -          0.6%

    Combined ratio before catastrophes                            129.0%     99.1%                110.2%       100.4%

  Total property statutory operating statistics (B):
    Loss and loss adjustment expense ratio                         83.1%     88.0%                 87.7%        83.8%
    Expense ratio                                                  19.6%     22.5%                 21.8%        21.9%
    Combined ratio                                                102.7%    110.5%                109.5%       105.7%
       Expense ratio impact of restructuring charges (C)              -       2.4%                    -          0.9%

    Combined ratio before catastrophes                             89.3%    106.2%                 94.8%       101.2%

Prior years' reserves favorable (adverse) development, pretax
    Voluntary automobile (D)                                     ($27.4)    ($4.0)               ($43.2)       ($5.4)
    Total property                                                 (1.6)     (1.1)                 (0.5)        (1.1)
    Other property and casualty                                    (1.1)     (1.2)                 (0.6)        (2.3)
       Total (D)                                                  (30.1)     (6.3)                (44.3)        (8.8)

(A) Effective December 31, 2001, Horace Mann ceased writing automobile insurance policies in Massachusetts. See footnote (A) on page 3 for quantification.
(B)  Also see footnote (B) on page 1.
(C) Represents a $4.2 million pretax statutory accounting charge for claims restructuring costs for the three and nine months ended September 30, 2002. $3.3 million was charged to voluntary automobile, and $0.9 million was charged to property.
(D) Includes a $1.6 million pretax statutory accounting charge for class action litigation for the nine months ended September 30, 2002 which was recorded in the second quarter of 2002.

                        HORACE MANN EDUCATORS CORPORATION
                     Supplemental Business Segment Overview
                              (Dollars in Millions)

                                                                   Quarter Ended                 Nine Months Ended
                                                                   September 30,                   September 30,
                                                                 -----------------             ---------------------
                                                                  2003      2002    % Change      2003         2002    % Change
                                                                  ----      ----    --------      ----         ----    --------
Annuity

Contract deposits                                                 $78.0     $61.8      26.2%   $  212.3     $  190.2      11.6%
  Variable                                                         25.3      25.7      -1.6%       79.0         87.8     -10.0%
  Fixed                                                            52.7      36.1      46.0%      133.3        102.4      30.2%
Contract charges earned                                             3.9       3.5      11.4%       10.6         10.9      -2.8%
Net investment income                                              26.0      26.4      -1.5%       78.1         81.2      -3.8%
Net interest margin (without realized gains)                        8.1       9.1                  24.9         30.4
Net margin (includes fees and contract charges earned)             12.5      13.0      -3.8%       36.9         42.8     -13.8%
Mortality gain (loss) and other reserve changes                    (0.2)     (1.3)                 (0.7)        (1.9)
Operating expenses
  (includes policy acquisition expenses amortized)                  6.2       7.9                  19.8         21.1
Income before tax and amortization of intangible assets             6.1       3.8      60.5%       16.4         19.8     -17.2%
Amortization of intangible assets                                   1.9       1.5                   3.6          3.3
Income before tax                                                   4.2       2.3                  12.8         16.5
Net income                                                          2.9       3.1      -6.5%        8.7         12.3     -29.3%

Annuity contracts in force (in thousands)                                                           150          144       4.2%
Accumulated value on deposit                                                                   $2,647.1     $2,290.1      15.6%
  Variable                                                                                      1,031.9        817.8      26.2%
  Fixed                                                                                         1,615.2      1,472.3       9.7%
Annuity accumulated value retention - 12 months
  Variable accumulations                                                                           92.4%        92.5%
  Fixed accumulations                                                                              94.9%        94.1%

Life

Premiums and contract deposits                                    $26.8     $26.5       1.1%   $   81.5     $   81.5         -
Premiums and contract charges earned                               24.1      21.9      10.0%       71.7         67.8       5.8%
Net investment income                                              11.9      13.4     -11.2%       37.4         40.6      -7.9%
Income before tax                                                   3.2       6.7                  14.8         20.9
Net income                                                          2.1       4.4     -52.3%        9.6         13.5     -28.9%

Life policies in force (in thousands)                                                               260          270      -3.7%
Life insurance in force (in millions)                                                          $ 13,212     $ 13,379      -1.2%
Lapse ratio - 12 months
  (Ordinary life insurance)                                                                         8.1%         9.4%

Corporate and Other (A)

Components of loss before tax:
  Realized investment gains (losses)                               $7.2    ($13.2)             $    4.7       ($51.9)
  Restructuring (charges) adjustments                               0.4      (4.2)                  0.4         (4.2)
  Debt retirement (costs) gains                                       -       0.8                     -         (1.5)
  Litigation charges                                                  -         -                     -         (1.6)
  Interest expense                                                 (1.6)     (2.3)                 (4.7)        (6.7)
  Other operating expenses                                         (1.6)     (0.6)                 (4.1)        (1.9)
Gain (loss) before tax                                              4.4     (19.5)                 (3.7)       (67.8)
Net gain (loss)                                                     2.8     (12.5)                 (2.4)       (44.1)

(A) The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other reconciling items to net income (loss). The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with management's evaluation of the results of those segments.

                        HORACE MANN EDUCATORS CORPORATION
                     Supplemental Business Segment Overview
                              (Dollars in Millions)

                                                                   Quarter Ended                 Nine Months Ended
                                                                   September 30,                   September 30,
                                                                 -----------------             ---------------------
                                                                   2003     2002    % Change      2003         2002    % Change
                                                                   ----     ----    --------      ----         ----    --------
Investments

Annuity and Life
    Fixed maturities, at market
       (amortized cost 2003, $2,419.7; 2002, $2,216.1)                                         $2,554.8     $2,301.1
    Mortgage loans and real estate                                                                  4.6          5.0
    Short-term investments                                                                         56.0         87.3
    Short-term investments, securities lending collateral                                         433.9        430.5
    Policy loans and other                                                                         74.9         67.6
                                                                                               --------     --------
          Total Annuity and Life investments                                                    3,124.2      2,891.5       8.0%

Property & Casualty
    Fixed maturities, at market
       (amortized cost 2003, $584.4; 2002, $567.9)                                                615.3        594.4
    Short-term investments                                                                          3.1         14.3
    Short-term investments, securities lending collateral                                             -         13.3
    Other                                                                                           2.5          0.4
                                                                                               --------     --------
          Total Property & Casualty investments                                                   620.9        622.4      -0.2%

Corporate investments                                                                               8.7         21.1

             Total investments                                                                  3,753.8      3,535.0       6.2%

Net investment income
    Before tax                                                    $45.4     $47.6      -4.6%   $  138.5       $147.6      -6.2%
    After tax                                                      31.0      32.1      -3.4%       94.1         99.0      -4.9%

Realized investment gains (losses) by
investment portfolio included in
Corporate & Other segment income
    Property & Casualty                                           $ 0.7     ($4.9)                ($0.8)      ($16.1)
    Annuity                                                         4.2      (4.6)                  5.6        (21.8)
    Life                                                            2.3      (3.7)                 (0.1)       (13.6)
    Corporate and Other                                               -         -                     -         (0.4)
       Total, before tax                                            7.2     (13.2)                  4.7        (51.9)
       Total, after tax                                             4.7      (8.6)                  3.1        (33.8)
          Per share, diluted                                      $0.10    ($0.20)             $   0.06       ($0.81)

Other Information

End of period goodwill asset                                                                   $   47.4     $   47.4

End of period property and casualty net reserves as of:
    September 30, 2003                                                                         $  308.0
    June 30, 2003                                                                                 285.4
    March 31, 2003                                                                                275.7
    December 31, 2002                                                                             272.6
    September 30, 2002                                                                            273.2
    June 30, 2002                                                                                 273.5
    March 31, 2002                                                                                270.5
    December 31, 2001                                                                             272.0
    September 30, 2001                                                                            274.6
    June 30, 2001                                                                                 271.6
    March 31, 2001                                                                                248.6
    December 31, 2000                                                                             249.8
    September 30, 2000                                                                            226.9
    June 30, 2000                                                                                 228.8
    March 31, 2000                                                                                225.3
    December 31, 1999                                                                             235.4